Filed Pursuant to Rule 424(b)(5)

Registration No. 333-286887

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 22, 2025)

FTC SOLAR, INC.

Up to $13,755,287

Common Stock

We have entered into an At the Market Offering Agreement dated as of May 1, 2025 (the “Sales Agreement”) with H.C. Wainwright & Co., LLC (the “Manager” or “Wainwright”), relating to the sale of shares of our common stock, $0.0001 par value per share (the “common stock”). In accordance with the terms of the Sales Agreement, from time to time we may offer and sell shares of our common stock through the Manager acting as sales agent and/or principal. Pursuant to this prospectus supplement and the accompanying base prospectus, from time to time we may offer and sell shares of our common stock having an aggregate offering price of up to $13,755,287.

Sales of our common stock, if any, under this prospectus supplement and the accompanying base prospectus may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the Nasdaq Capital Market (“Nasdaq”), the existing trading market for our common stock, or any other existing trading market in the United States for our common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the Manager as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law. Subject to terms of the Sales Agreement, the Manager is not required to sell any specific number or dollar amounts of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the Manager and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The Manager will be entitled to compensation under the terms of the Sales Agreement at a commission rate of up to 3.0% of the gross sales price per share sold. In connection with the sale of our shares of common stock on our behalf, the Manager will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Manager will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Manager with respect to certain liabilities, including liabilities under the Securities Act. See the section titled “Plan of Distribution” on page S-18 of this prospectus supplement.

We will pay all of the expenses incident to the registration, offering and sale of the shares of common stock under this prospectus supplement and the accompanying base prospectus.

Our common stock is listed and trades on the Nasdaq Capital Market under the symbol “FTCI.” The last sale price of our shares of common stock on May 14, 2025 was $4.10 per share.

As of the date of this prospectus supplement, the aggregate market value of our outstanding common stock held by non-affiliates, computed by reference to the price at which our common stock was last sold on the Nasdaq Capital Market on May 14, 2025, which was $4.10 per share, was $41,265,860, based on 13,083,998 shares of our outstanding common stock as of the date of this prospectus supplement, of which 10,064,844 shares were held by non-affiliates. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding one-third of our public float in any 12-month period so long as our public float remains below $75 million. During the 12 calendar months prior to and including the date of this prospectus supplement (excluding this offering), we have sold approximately $0 of securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our shares of common stock involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein, including the risks and uncertainties described under “Risk Factors” beginning on page S-10 of this prospectus supplement and the risk factors incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these shares or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is May 22, 2025.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

A registration statement on Form S-3 (File No. 333-286887) utilizing a shelf registration process relating to the securities described in this prospectus supplement was filed with the SEC on May 1, 2025 and was declared effective on May 22, 2025.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part is the accompanying base prospectus, which provides more general information, some of which may not apply to this offering. The information included or incorporated by reference in this prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying base prospectus. It is also important for you to read and consider all information contained in this prospectus supplement and the accompanying base prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information” below in this prospectus supplement. If information included or incorporated by reference in this prospectus supplement is inconsistent with the accompanying base prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying base prospectus and the documents incorporated by reference therein. You should assume that the information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference is accurate only as of their respective dates.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying base prospectus. We have not, and the Manager has not, authorized any person to provide you with any information or to make any representation other than as contained in this prospectus supplement or in the accompanying base prospectus and the information incorporated by reference herein and therein. We and the Manager do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide you. The information appearing or incorporated by reference in this prospectus supplement and the accompanying base prospectus is accurate only as of the date of this prospectus supplement or the date of the document in which incorporated information appears unless otherwise noted in such documents. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the securities in certain jurisdictions may be restricted by law. We are not, and the Manager is not, making an offer of the securities in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying base prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless the context indicates otherwise, in this prospectus supplement and the accompanying base prospectus the terms, the terms “FTC Solar,” the “Company,” “we,” “our” or “us” in this prospectus supplement refer to FTC Solar, Inc., a Delaware corporation, and, where appropriate, its consolidated subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements. All statements other than statements of historical or current facts contained or incorporated by reference in this prospectus supplement and the accompanying prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the offering, liquidity, growth and profitability strategies and factors and trends affecting our business are forward-looking statements. Forward-looking statements can be identified in some cases by the use of words such as “believe,” “can,” “could,” “potential,” “plan,” “predict,” “goals,” “seek,” “should,” “may,” “may have,” “would,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” the negative of these words, other similar expressions or by discussions of strategy, plans or intentions.

The forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are only predictions. We base these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K (as such risk factors may be updated from time to time in our public filings). Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement or the accompanying prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

These forward-looking statements speak only as of the date of this prospectus supplement or, in the case of the accompanying prospectus or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statement, whether as a result of any new information, future events or otherwise.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus supplement and accompanying base prospectus. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement and the accompanying base prospectus, including the section in this prospectus supplement entitled “Risk Factors” and the documents incorporated by reference herein and therein, which are described under “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and accompanying base prospectus.

Overview

FTC Solar, Inc. was founded in 2017 and is incorporated in the state of Delaware. In April 2021, we completed an initial public offering (“IPO”), and our common stock currently trades on the Nasdaq Capital Market under the symbol “FTCI”.

We are a global provider of solar tracker systems, supported by proprietary software and value-added engineering services. Solar tracker systems move solar panels throughout the day to maintain an optimal orientation relative to the sun, thereby increasing the amount of solar energy produced at a solar installation. Our original two modules-in-portrait (“2P”) solar tracker system is marketed under the Voyager brand name (“Voyager”) and our one module-in-portrait (“1P”) solar tracker system is marketed under the Pioneer brand name (“Pioneer”). We also have a mounting solution to support the installation and use of U.S.-manufactured thin-film modules. Our primary software offerings include SUNPATH which helps customers optimize solar tracking for increased energy production and our SUNOPS real-time operations management platform. In addition, we have a team of renewable energy professionals available to assist our U.S. and worldwide clients in site layout, structural design, pile testing and other needs across the solar project development and construction cycle. Our products and services provide tracker solutions for large utility-scale solar and distributed generation projects around the world. Our customers are primarily engineering, procurement and construction companies (“EPCs”) and we also contract with developers and owners. The Company is headquartered in Austin, Texas, and has international subsidiaries in Australia, China, India, South Africa and Spain.

During 2024, we added to our executive leadership team. In August 2024, Yann Brandt joined the Company as President and Chief Executive Officer, and he is a member of our Board of Directors. Further, Cathy Behnen was appointed as our Chief Financial Officer in February 2024; we hired Alberto Echeverria, a former CEO and Executive Member of the Board of STI Norland, as our Senior Vice President of International Sales in May 2024; and Kent James joined us in January 2025 as our Chief Commercial Officer for North America.

On December 2, 2024, we entered into an asset purchase agreement with a third-party for the sale of certain assets, including intellectual property, associated with our Atlas web-based software platform, used by customers to organize and manage their solar project portfolios, for a price of $0.9 million, plus future potential earnout payments. The earnout payments, which could total up to $0.2 million, are contingent upon annual license renewals by certain existing customers during 2025.

On December 4, 2024, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor as the purchaser under the Purchase Agreement (the “Investor”). Pursuant to the Purchase Agreement, we sold, and the Investor purchased $15.0 million in principal amount of senior secured promissory notes (the “Senior Notes”) and warrants. The Senior Notes mature on December 4, 2029.

During 2024, we announced several large new project awards, involving supply agreements for delivery of up to 1 gigawatt of our tracker technology each with Strata Clean Energy, Sandhills Energy and Dunlieh Energy and we launched our automated hail stow solution, aimed at minimizing solar panel damage caused by hailstorms.

In January 2025, we entered into a 5-gigawatt supply Letter of Intent with Recurrent Energy. Recurrent is one of the world’s largest and most geographically diversified utility-scale solar developers. The projects are expected to be located in the U.S., Europe and Australia and utilize a combination of our 1P and 2P tracker technologies. It is anticipated that the first project revenue under this arrangement will begin in the second half of 2025.

Additionally, we were awarded a 333-megawatt project from GPG Naturgy, the power generation subsidiary of multinational energy leader Naturgy, which operates in more than 20 countries with 16 million customers. The project, which is located in Australia, will utilize our 1P Pioneer tracker and is expected to begin tracker production in mid-2025.

Also, in Q1 of 2025 we were awarded a 280-megawatt project from Rosendin, a top 5 EPC and the largest employee-owned electrical contractor in the U.S. The project, which is located on the U.S. West Coast, will also utilize our 1P Pioneer solution and is expected to begin tracker production in mid-2025.

On March 4, 2025, we entered into a binding term sheet (the “Term Sheet”) with the Investor, pursuant to which the Investor agreed to purchase up to $10,000,000 in principal amount of Senior Notes and warrants to purchase up to 1,166,667 shares of our common stock. We expect to enter into definitive documentation with respect to the transactions contemplated by the Term Sheet on or prior to May 31, 2025.

Finally, we received a $3.2 million earn-out on our prior investment in Dimension Energy. The payment, which was received in the first quarter of 2025, brings the total escrow release and earn-outs received since 2021 to more than $15 million.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, we elected to use the allowed extended transition period to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We also qualify as a smaller reporting company under the rules and regulations of the SEC.

Description of the Business

We currently offer trackers and software solutions targeting the utility-scale solar energy markets to current and potential customers in the United States, Asia, Europe, the Middle East, North Africa, South Africa and Australia.

Our Voyager tracking system is built upon a self-powered 2P single-axis tracker design utilizing a 60-meter independent row architecture, which we believe provides numerous advantages to our customers. We have expanded our Voyager tracker portfolio into ultra-large-format modules (“ULFMs”) and U.S. thin-film modules to accommodate the different customer solar installations. We also improved the resilience of the trackers by increasing wind speed tolerance up to 150 miles per hour.

In addition, our Pioneer 1P solar tracker solution leverages technological advantages of Voyager and provides what we believe to be numerous cost savings benefits to our customers relative to other 1P solutions, including faster assembly capability, a reduced pile count and embedment depth, and higher slope tolerance. We have continued to broaden compatibility options for Pioneer, including for ULFMs and the newest Series 7 U.S. thin-film modules, as well as additional foundation options, like screw piles.

Our SUNOPS operations management software is designed to help customers identify and resolve tracker underperformance issues, with insights down to a single tracker array. Our SUNPATH software can be used by customers to help recover energy lost due to row-to-row shading on undulating terrain and land-constrained sites while maximizing energy production on cloudy days, which allows our customers to maximize their solar site revenue. This is accomplished through adjusting the tracking angle of each row individually to minimize the impact of shadow casting, especially on undulating terrain, and to optimize tracking angles on cloudy days. SUNPATH leverages satellite imagery to predict cloud movements and to adjust the tracking system in real-time to provide optimal performance.

We continue to make efforts to expand our domestic and international footprint, along with our customer outreach efforts. As an example, in early 2025, we named one of the members of our executive leadership team as our Senior Vice President, Customer Excellence, to lead our initiatives to enhance customer satisfaction, retention and loyalty in order to support our long-term growth. In addition, in 2023, we established a Customer Advisory Board, chaired by the president of Powin, a global leader in energy storage systems, to provide support for our future expected growth and assist in our efforts to ensure a world-class customer experience.

The vast majority of our revenue in the periods preceding the date of this prospectus supplement was attributable to sales by our legal entities in the United States and Australia.

Since 2022, we have also been focused on efforts to improve our gross margins through design-to-value initiatives intended to reduce our product cost structure, as well as other efforts to make our period cost structure more efficient, without sacrificing service to our customers.

We currently operate in one business segment, the manufacturing and servicing of solar tracker systems.

We report both product and service revenue in our consolidated financial statements. Product revenue is derived from the sale of solar tracker systems and customized components for those systems, individual part sales for certain specific transactions and the sale of term-based software licenses. Service revenue includes revenue from shipping and handling services, engineering consulting and pile testing services, our subscription-based enterprise licensing model and maintenance and support services in connection with the term-based software licenses.

We incur costs associated with the revenue generated related to (i) the raw materials used in our solar tracker systems, including parts and components, (ii) equipment manufacturing activities, net of incentives earned, (iii) personnel costs attributable to procurement, installation and delivery of finished products and services, (iv) freight and delivery, (v) product warranty, (vi) insurance, and (vii) customer support.

We currently outsource all manufacturing to contract manufacturing partners. We are focused on growing our U.S. manufacturing supply partners in order to reduce lead times for our customers, as well as other potential benefits. As an example, on February 9, 2023, we entered into a limited liability company agreement with Taihua New Energy (Thailand) Co., LTD, a leading steel fabricator and an existing vendor, and DAYV LLC, for the creation of Alpha Steel LLC (“Alpha Steel”), a Delaware limited liability company dedicated to producing steel components, including torque tubes and structural fasteners, for utility-scale and distributed generation solar projects. The Alpha Steel facility, which is located outside of Houston in Sealy, Texas, began limited commercial production late in the fourth quarter of 2023. For further discussion, see Note 11 “Equity method investment” included in our consolidated financial statements in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

In addition to Alpha Steel, we plan to continue to partner with other U.S.-based manufacturers to further add to our domestic content capabilities and we will continue to use existing and new international manufacturers to expand our capacity, as needed, to address anticipated increases in future volume.

Market Factors

Several market factors are driving the growth in solar energy including:

•	the declining cost of solar photovoltaic (PV) modules over the last several years, although this may be affected in the future in the event of higher tariffs being applied;

•	government incentives such as tax incentives, Renewable Portfolio Standards (“RPS”) and international climate commitments to accelerate the adoption of solar energy;

•	increasing demand for electricity associated with new data center construction and expansion of the use of artificial intelligence;

•	environmental concerns regarding greenhouse gas emissions;

•	technological advancements in solar panel design and efficiency; and

•	corporate sustainability goals, among other factors.

Our global market opportunity is driven by three primary factors: (i) overall growth in utility-scale solar projects, (ii) the increased usage of trackers as the preferred mounting system in utility-scale solar projects and (iii) our ability to execute our product roadmap by providing new products that improve performance and cost efficiency of solar power projects.

Governments across the globe have established policies to support a transition away from fossil fuels and towards low-carbon forms of energy, such as solar power. In the United States, while there is no federal legislation implementing RPS, over half of the states have implemented their own RPS policies with some setting ambitious targets of 50% or even 100% of electric power coming from renewable energy sources by specific dates.

The U.S. government has typically relied on federal tax credits, grants and loan programs to encourage development of new renewable energy technologies and projects. The most notable incentive program impacting our U.S. business has historically been the investment tax credit (“ITC”) for solar energy projects, which allows taxpayers to offset their U.S. federal income tax liability by a certain percentage of their cost basis in solar energy systems placed in service for commercial use. The Inflation Reduction Act of 2022 (“IRA”), passed by the U.S. Congress and signed into law by President Biden on August 16, 2022, expanded and extended the tax credits and other tax benefits available to solar energy projects and the solar energy supply chain. ITCs are currently available at a base rate of 30% for projects that begin construction by the end of 2032, and decline to 26% and 22% for projects beginning construction in 2033 and 2034, respectively. Bonus credits are additionally available for projects that meet applicable domestic content and prevailing wage and apprenticeship rules. U.S. manufacturers of specific solar components are now eligible to claim production tax credits under Section 45X of the Internal Revenue Code of 1986, as amended, which was established as part of the IRA and is a per-unit tax credit earned for each clean energy component manufactured domestically and sold by a manufacturer. Our investment in, and commitments made to, Alpha Steel allow us to obtain benefits of lower product costs from Alpha Steel as a result of the production tax credit program, subject to our level of purchases from Alpha Steel.

Globally, investments in renewable energy have accelerated since the Paris Agreement under the United Nations Framework Convention on Climate Change (the “Convention”), which became effective in 2016, and which requires signatory nations to set certain carbon reduction goals, among other commitments. However, the Trump Administration has issued an executive order to start the process to withdraw the United States from the Paris Agreement and is unlikely to support future international efforts to combat climate change. U.S. withdrawal from the Convention, however, does not limit the efforts by other signatories to achieve their commitments under the Convention.

Prior to the Trump Administration, these factors, along with efficiency improvements and cost reductions in the underlying photovoltaic cell technology used in solar energy production, have contributed to solar energy becoming the fastest growing source of new electricity in America. The U.S. Energy Information Administration, in its January 2025 Short-Term Energy Outlook, estimates that solar generation, as a result of capacity additions, will increase in the United States by 34% in 2025 and 17% in 2026 and will supply most of the increase in electrical generation during those years. The presidency of Donald Trump and Republican control of the U.S. Congress has created uncertainty regarding whether changes will be made to available tax credits and other government subsidies and whether other actions will be taken by the Trump Administration or Congress that eliminate or reduce solar-related incentives and subsidies or that otherwise directly or indirectly impact the solar energy industry, and which could have an adverse impact on short- and long-term outlook of the solar industry in the U.S. and abroad. We continue to monitor and adapt to developments and administrative updates surrounding the fast-paced changes in U.S. tariff policy.

Solar trackers have been gaining market share versus fixed-tilt mounting systems due to their ability to optimize energy production, accommodate more varied terrain and offer a more attractive return on investment. Based on information published in 2024 by Credence Research, in 2023, North America and Europe collectively accounted for over half of the solar tracker market with Asia Pacific having a market share around 38% – 42%. We believe we are well positioned to benefit from the accelerating adoption of both one and two-panel in-portrait tracker systems, bifacial panels and larger-format or higher-powered bifacial panels.

Our growth strategy is based on (i) increasing our market share in the United States, (ii) continuing our international expansion, including by increasing our sales to the distributed generation market, (iii) enhancing our tracker product offerings, (iv) reducing our operating costs through operating leverage, (v) expanding our software offering by supporting lean construction, operating, maintenance and lifecycle management and improving the attachment rate of enhanced software to tracker sales, and (vi) identifying additional strategic acquisitions or other opportunities.

Governmental Policies and Regulations

While U.S. federal and state governments have provided incentives for expansion of the use of solar energy as described above, other policies and actions of the U.S. federal government have had a negative impact on demand through creation of uncertainty as to the ability and cost of importing solar modules into the United States.

The Uyghur Forced Labor Prevention Act (“UFLPA”) was passed by the U.S. Congress and signed into law by President Biden on December 23, 2021. The UFLPA established a rebuttable presumption that the importation of any goods, wares, articles, and merchandise mined, produced, or manufactured wholly or in part in the Xinjiang Uyghur Autonomous Region of the People’s Republic of China (“Xinjiang”), or that are produced by certain entities, is prohibited by Section 307 of the Tariff Act of 1930 and that such goods, wares, articles, and merchandise are not entitled to entry to the United States. U.S. Customs and Border Protection (“CBP”) began implementing the presumption set out in the UFLPA on June 21, 2022, resulting in new rules for solar module importers and reviews by CBP.

On April 1, 2022, the U.S. Department of Commerce, in response to a petition by Auxin Solar, Inc. (“Auxin”), published a notice initiating an investigation (“the Solar Circumvention Investigation”) of claims related to alleged circumvention of U.S. antidumping and countervailing duties (“AD/CVD”) by solar manufacturers in certain Southeast Asian countries, in an effort to determine whether or not solar cells and/or modules made in those Southeast Asian nations use parts originating from China in order to circumvent the AD/CVD tariffs. On June 6, 2022, President Biden issued an Executive Order allowing U.S. solar deployers to import solar modules and cells from Cambodia, Malaysia, Thailand and Vietnam free from certain duties for 24 months, along with other incentives designed to accelerate U.S. domestic production of clean energy technologies. This moratorium ended in June 2024 and China-wide anti-dumping duties are now nearly 240% and countervailing duties for all other countries are over 15%. Additionally, on December 29, 2023, Auxin and Concept Clean Energy, Inc. filed suit in the U.S. Court of International Trade challenging the legal basis for the moratorium and implementing regulations. Several motions have been filed to date, including a motion to dismiss by the U.S. government, which the court rejected. If the suit proves successful, solar module importers could owe retroactive duties on goods that have already cleared customs. In addition, the U.S. Department of Commerce is currently conducting an antidumping and countervailing duty investigation into imports of Crystalline Silicon Photovoltaic Cells from Vietnam, Malaysia, Thailand and Cambodia, which may result in additional duties imposed on imports from those nations.

These policies and actions, along with delays in receiving permits from certain local and state entities, and backlogs in the interconnection queue study process in various regions, resulted in some developers deferring projects, which negatively impacted our 2024 and 2023 revenue and cash flows and may continue to negatively impact our revenue and our cash flows in 2025.

There continues to be some uncertainty in the market around achieving full compliance with UFLPA, whether related to sufficient traceability of materials or other factors. Escalating trade tensions, particularly between the United States and China, have led to increased tariffs and trade restrictions, including tariffs applicable to certain raw materials and components for our products. We have taken measures with the intention of mitigating the effect of tariffs and the impact of AD/CVD and UFLPA on our business by reducing our reliance on China and enhancing our U.S.-based and global supply chain, including through our investment in Alpha Steel.

Effective April 5, 2025, the United States imposed a universal 10% tariff on most imports into the United States, excluding certain trade agreements. Since then, the United States also imposed a 145% tariff on goods imported from China, and China imposed a retaliatory 125% tariff on goods imported from the United States. As of the date of this prospectus, matters involving tariffs continue to evolve and change, including in some cases, implementation of temporary pauses on certain announced tariffs as negotiations on final trade deals occur. Depending on the terms of our existing contracts with customers, we may not in all cases be able to fully recover the increased cost of tracker systems currently being manufactured for our customers by our international vendors due to higher tariffs currently in place, which has and may continue to impact our expected profitability under certain contracts.

Environmental, social and governance (“ESG”)

Our mission and core values

Our mission is to drive energy independence through effective and efficient solar engineering and innovation.

The following three central pillars are what we were founded on and what currently guides our company:

•	Sustainability, as we were born from sustainable products;

•	Innovation in the energy transition; and

•	Asset-light to provide efficient and flexible capacity.

We accelerate the adoption of renewable energy by reducing the cost of construction, simplifying the installation process and improving the energy yield of solar projects, thus supporting the transition away from fossil fuels. We make solar energy generation more efficient and attainable with our software, engineering and differentiated products.

We are committed to the following core values in the way we do business:

•	Integrity - We do the right thing. We are humble and listen to new ideas. We respect our customers and our teammates.

•	Accountability - We are all accountable and act with urgency. We are transparent and deliver on our commitments. We come together to solve problems.

•	Innovation - We collaborate to create world class solutions. We foster a learning culture. We turn great ideas into our future.

•	Excellence - We are committed to high quality. We plan well and execute flawlessly. We are focused on results.

Environmental management

We are committed to protecting our environment for the benefit of current and future generations. We design our products and operations to reduce environmental impacts and maximize environmental savings.

Since 2018, we have maintained ISO 14001:2015 certification through third-party assurance. The standard from the International Organization for Standardization (“ISO”) details the requirements for an environmental management system that we use to measure and manage our environmental performance. Specifically, our tracker business is ISO 9001:2015, ISO 14001:2015 and ISO 45001:2018 certified, and through Intertek has met the standards necessary to qualify for the UL certification for solar trackers. Our contract manufacturing partners also undergo a qualification process to remain on our approved vendor list, which includes a review and assessment of their environmental performance.

We assess our emissions across our global operations, focusing initially on Scope 1 and Scope 2 emissions. Our Scope 1 emissions cover a fleet of light-duty trucks we operate for equipment delivery and technical support. Our Scope 2 emissions are associated with purchased electricity primarily at our offices in Texas, India, Australia. All of our manufacturing is outsourced to contract manufacturing partners, and we currently do not own or lease any manufacturing facilities.

Seasonality

Our revenue may be impacted by seasonality and variability related to the timing of construction activity. Based on historical experience, we have experienced to some degree lower levels of customer purchasing during winter months in cold-weather climates as it is more costly to our customers to set foundations when the ground is frozen, however, such fluctuations due to seasonality have not had a material adverse impact on our operations.

Competition

The tracker industry is highly specialized and dominated by a relatively small number of companies. Our direct tracker competitors include Array Technologies, Inc., GameChange Solar, Nextracker Inc., and PVH. We also compete indirectly with manufacturers of fixed-tilt mounting systems. We compete on the basis of product performance and features, total cost of ownership (usually measured by the levelized cost of energy), reliability and duration of product warranty, sales, manufacturing and distribution capabilities, training, customer support and the ability to identify, hire and retain qualified personnel.

Several of our existing and potential competitors are significantly larger than we are and may have greater financial, marketing, manufacturing, distribution and customer support resources, as well as broader brand recognition and greater market penetration, especially in certain markets.

Patents, Trademarks and Trade Names

We maintain a robust program of research and development to continue to enhance and expand our product offerings to our customers.

Our trademarks and trade names include, but are not limited to, Voyager Tracker, Pioneer Tracker, SUNPATH, SUNOPS and FTC Solar, which are protected under applicable intellectual property laws. This Prospectus Supplement also may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this Prospectus Supplement are listed without the TM, SM, © and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names and copyrights.

As of March 31, 2025, we had patents in the following locations:

Locations	Patents Granted	Patents Allowed and Pending for Examination
United States	42	2
Australia	5	0
All other	9	1

Total	56	3

Our issued U.S. patents are expected to expire between 2027 and 2043.

Corporate Information

We were incorporated under the laws of the State of Delaware on January 3, 2017 under the name FTC Solar, Inc. Our principal executive offices are located at 9020 N Capital of Texas Hwy, Suite I-260, Austin, Texas 78759. Our telephone number is (737) 787-7906. Our website address is www.ftcsolar.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement, and you should not consider information on our website to be part of this prospectus supplement.

THE OFFERING

Common Stock Offered in This Offering	Shares of our common stock having an aggregate offering price of up to $13,755,287.

Common Stock Outstanding Before This Offering	13,083,998 shares.

Common Stock to be Outstanding After This Offering	16,438,945 shares, assuming sales at a price of $4.10 per share, which was the closing price of our common stock on Nasdaq on May 14, 2025. The actual number of shares issued will vary depending on the sales price under this offering.

Plan of Distribution	An “at the market offering” that may be made from time to time through Wainwright as sales agent or principal. See “Plan of Distribution” on page S-18 of this prospectus supplement for more information.

Use of Proceeds	We intend to use the net proceeds, if any, from this offering for general corporate purposes, including working capital and operating expenses. We may also use a portion of such proceeds to acquire or invest in businesses, products, services or technologies; however, we do not have binding agreements or commitments for any material acquisitions or investments at this time. See “Use of Proceeds” on page S-14.

Risk Factors	Investing in our shares of common stock involves a high degree of risk. Before you decide to invest in our common stock, you should carefully read this prospectus supplement in its entirety and carefully consider the risks and uncertainties described in “Risk Factors” beginning on page S-10 of this prospectus supplement, beginning on page 11 of the accompanying base prospectus and page 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as such risk factors may be amended, updated or modified periodically in our reports filed with the SEC, and the financial data and related notes and the reports incorporated by reference herein and therein.

Nasdaq Capital Market Symbol	“FTCI”.

The above discussion and table are based on 13,083,998 shares of common stock issued and outstanding as of May 15, 2025 and exclude the following:

•

1,755,220 shares of common stock reserved for future grant or issuance under our 2021 Stock Incentive Plan and 613,022 shares of common stock reserved for future grant or issuance under our 2021 Employee Stock Purchase Plan;

•

206,405 shares of common stock issuable upon exercise or vesting of options, having a weighted average exercise price of $20.87 per share (with 189,530 of such options being exercisable, having a weighted average exercise price of $22.13 per share); and

•	1,553,993 shares of common stock issuable upon vesting of restricted stock units, having an estimated grant date fair value of $4.36 per share.

RISK FACTORS

You should carefully consider the following risk factors and the information discussed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and our other periodic reports filed with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

Risks Related to this Offering

Changes in the U.S. trade environment, including the imposition of import tariffs, could adversely affect the amount or timing of our revenue, results of operations or cash flows.

Trade policies and international disputes at times result in increased tariffs, trade barriers and other restrictive measures. In particular, China and the United States have imposed and announced significant tariffs on imports of goods from each other’s respective countries in recent years. These developments and any further tariff increases could potentially impact our suppliers’ hardware component prices and impact any plans to provide services in China and other international markets. These developments could have a material adverse effect on global economic conditions and the stability of global financial markets.

China is a major producer of solar cells and other solar products. Certain solar cells, modules, laminates and panels from China are subject to tariffs imposed by the United States. Tariffs on solar cells, modules and inverters from China may put upwards pressure on prices of energy products in other countries.

On April 1, 2022, the U.S. Department of Commerce, in response to a petition by Auxin, published a notice initiating the Solar Circumvention Investigation relating to alleged circumvention of AD/CVD by solar manufacturers in certain Southeast Asian countries. On June 6, 2022, President Biden issued an Executive Order allowing U.S. solar deployers to import solar modules and cells from Cambodia, Malaysia, Thailand and Vietnam free from certain duties for 24 months, along with other incentives designed to accelerate U.S. domestic production of clean energy technologies. This moratorium ended in June 2024 and China-wide anti-dumping duties are now nearly 240% and countervailing duties for all other countries are over 15%. Additionally, on December 29, 2023, Auxin and Concept Clean Energy, Inc. filed suit in the U.S. Court of International Trade challenging the legal basis for the moratorium and implementing regulations. Several motions have been filed to date, including a motion to dismiss by the U.S. government, which the court rejected. If the suit proves successful, solar module importers could owe retroactive duties on goods that have already cleared customs. In addition, the U.S. Department of Commerce is currently conducting an antidumping and countervailing duty investigation into imports of Crystalline Silicon Photovoltaic Cells from Vietnam, Malaysia, Thailand and Cambodia, which may result in additional duties imposed on imports from those nations.

Furthermore, the United States continues to impose tariffs on goods imported from China under Section 301 of the Trade Act of 1974 (the “Section 301 Tariffs”). Although these tariffs were reduced in connection with the “Phase One” Agreement between the United States and China, which was signed in January 2020, the United States continues to impose tariffs ranging from 7.5% to 25% on a wide range of Chinese imports. These tariffs apply to solar products such as modules, inverters, and non-lithium-ion batteries. Since these tariffs impact the purchase price of solar products, they raise the cost associated with purchasing these solar products from China and reduce the competitive pressure on providers of solar products not subject to these tariffs.

In 2018, the President of the United States announced the imposition of tariffs on certain imported solar cells and modules under Section 201 of the Trade Act of 1974 (the “Section 201 Tariffs”). These tariffs apply on a global basis, to cells and modules from a variety of jurisdictions. The amount of these tariffs has declined over time, and is currently 14.25% ad valorem. On August 12, 2024, President Biden announced an adjustment to the tariff rate quota on solar cells raising it from 5 GW per year to 12.5 GW, starting August 1, 2024.

Finally, the new Trump administration has announced plans to impose 25% tariffs, affecting steel and aluminum imports into the United States, which could result in interruptions in the supply chain and impact costs and our gross margins. Further, effective April 5, 2025, the United States imposed a universal 10% tariff on most imports into the United States, excluding certain trade agreements. Since then, the United States also imposed a 145% tariff on goods imported from China, and China imposed a retaliatory 125% tariff on goods imported from the United States. As of the date of this prospectus, matters involving tariffs continue to evolve and change, including in some cases, implementation of temporary pauses on certain announced tariffs as negotiations on final trade deals occur. Depending on the terms of our existing contracts with customers, we may not in all cases be able to fully recover the increased cost of tracker systems currently being manufactured for our customers by our international vendors due to higher tariffs currently in place, which has and may continue to impact our expected profitability under certain contracts.

Tariffs currently in place and the possibility of additional tariffs in the future have created uncertainty in the industry. If the price of solar systems in the United States increases further, the use of solar systems could become less economically feasible and could further reduce our gross margin or reduce demand for solar systems manufactured and sold, which in turn may decrease demand for our products. Additionally, existing or future tariffs may negatively affect our customers and manufacturing partners. We continue to monitor and adapt to developments and administrative updates surrounding the fast-paced changes in U.S. tariff policy.

We have taken measures with the intention of mitigating the effect of tariffs and the impact of AD/CVD and UFLPA on our business by reducing our reliance on China and enhancing our U.S.-based supply chain, including through our investment in Alpha Steel.

Our directors, executive officers and principal stockholders will continue to have substantial control over our company, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers and each of our 5% stockholders and their affiliates, in the aggregate, beneficially own approximately 34% of the outstanding shares of our common stock, based on the number of shares outstanding as of March 31, 2025. As a result, these stockholders, if acting together, will be able to significantly influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

If you purchase securities sold in this offering, you will incur immediate dilution.

Since the price per share of our common stock being offered is higher than the as adjusted net tangible book value per share of our common stock after giving effect to this offering, you will suffer dilution with respect to the as adjusted net tangible book value of the shares of common stock you purchase in this offering. Based on an assumed offering price of $4.10 per share (which was the closing price of our common stock on Nasdaq on May 14, 2025) and our as adjusted net tangible book value as of March 31, 2025, if you purchase common stock in this offering, you will suffer immediate dilution of $2.88 per share with respect to the net tangible book value of the common stock. You may experience additional dilution upon exercise of the outstanding stock options and other equity awards that may be granted under our equity incentive plans, exercise of outstanding warrants, and when we otherwise issue additional shares of our common stock. For more information, see “Dilution.”

A large number of shares of common stock may be sold in the market as a result of this offering, which may significantly depress the market price of our common stock.

The shares of common stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our common stock may be sold in the public market following this offering.

If there are significantly more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered common stock and sellers remain willing to sell our common stock. Sales of a substantial number of shares of common stock in the public market following this offering, or the perception that such sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of our additional equity securities.

The actual number of shares of common stock we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver an instruction to Wainwright at any time throughout the term of the Sale Agreement to sell shares of common stock. The number of shares of common stock that are sold by Wainwright after delivering an instruction will fluctuate based on a number of factors, including the market price of the shares of common stock during the sales period, limits we set with Wainwright and demand for our shares of common stock during the sales period. Because the price per share of each share of common stock sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares of common stock that will be ultimately issued, if any.

We do not intend to pay dividends on our common stock for the foreseeable future.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings and do not expect to declare or pay any cash dividends for the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, after taking into account our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation in the price of our common stock, if any, may be your only source of gain on an investment in our common stock.

Because we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways in which you disagree.

We intend to use the net proceeds, if any, from this offering for general corporate purposes, including working capital and operating expenses. We may also use a portion of such proceeds to acquire or invest in businesses, products, services or technologies; however, we do not have binding agreements or commitments for any material acquisitions or investments at this time. See “Use of Proceeds.” Accordingly, our management will have significant flexibility in applying the net proceeds, if any, from this offering. You will be relying on the judgment of our management with regard to the use of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our stock price has been volatile and may continue to be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares of common stock at or above the public offering price.

Our stock price has fluctuated in the past and may continue to be volatile and subject to significant fluctuations in the future. The price of our common stock may change in response to fluctuations in our results of operations in future periods and also may change in response to other factors, including factors specific to companies in our industry. As a result, our share price may experience significant volatility and may not necessarily reflect the value of our expected performance. Among other factors that could affect our stock price are:

•	changes in laws or regulations applicable to our industry or offerings;

•	speculation about our business in the press or investment community;

•	price and volume fluctuations in the overall stock market;

•	volatility in the market price and trading volume of companies in our industry or companies that investors consider comparable;

•	share price and volume fluctuations attributable to inconsistent trading levels of our common stock;

•

our ability to protect our intellectual property and other proprietary rights and to avoid infringement, misappropriation or violation of the intellectual property and other proprietary rights of third parties or claims by third parties of such infringement, misappropriation or violation;

•	sales of our common stock by us or our principal stockholders, officers and directors;

•	the expiration of contractual lock-up agreements;

•	the sustainability of an active trading market for our common stock;

•	success of competitive products or services;

•

the public’s response to press releases or other public announcements by us or others, including our filings with the SEC, announcements relating to litigation or significant changes in our key personnel;

•	the effectiveness of our internal controls over financial reporting;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	our entry into new markets;

•	tax developments in the U.S. or other markets;

•	strategic actions by us or our competitors, such as acquisitions or restructurings; and

•	changes in accounting principles.

Further, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. In addition, the stock prices of many renewable energy companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as inflation, recessions, interest rate changes or international currency fluctuations, may cause the market price of our common stock to decline. As a result, you may not be able to resell any of your shares of our common stock at or above the price paid.

USE OF PROCEEDS

We intend to use the net proceeds, if any, from this offering for general corporate purposes, including working capital and operating expenses. We may also use a portion of such proceeds to acquire or invest in businesses, products, services or technologies; however, we do not have binding agreements or commitments for any material acquisitions or investments at this time.

The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. We may not sell any shares under or fully utilize the Sales Agreement with Wainwright as a source of financing. Therefore, the actual aggregate offering price, commissions and net proceeds are not determinable at this time.

DILUTION

If you purchase shares of our common stock in this offering, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of March 31, 2025 was approximately $7,396,000, or $0.57 per share. Net tangible book value per share represents our total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of our common stock outstanding as of March 31, 2025. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering.

After giving effect to the sale of shares of our common stock having an aggregate offering price of up to $13,755,287 in this offering at an assumed offering price of $4.10, the last reported sale price of our common stock as reported on Nasdaq on May 14, 2025, and after deducting commissions and estimated total offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2025 would have been approximately $20,739,000, or $1.26 per share. This represents an immediate increase in net tangible book value of $0.61 per share to existing stockholders and an immediate decrease in net tangible book value of $2.88 per share to new investors purchasing our common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$4.10
Historical net tangible book value per share on March 31, 2025	$0.57
Increase in net tangible book value per share attributable to this offering	$0.70
As adjusted net tangible book value per share as of March 31, 2025, after giving effect to this offering		$1.26
Dilution per share to new investors in this offering		$2.84

The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $4.10 per share shown in the table above, assuming all shares of our common stock having an aggregate offering price of up to $13,755,287 are sold at that price, would increase our as adjusted net tangible book value per share after the offering to $1.46 per share and would result in dilution in net tangible book value per share to new investors of $3.64 per share, after deducting commissions and estimated total offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $4.10 per share shown in the table above, assuming all shares of our common stock having an aggregate offering price of up to $13,755,287 are sold at that price, would decrease our as adjusted net tangible book value per share after the offering to $1.06 per share and would result in an increase in net tangible book value per share to new investors of $2.04 per share, after deducting commissions and estimated total offering expenses payable by us. This information is supplied for illustrative purposes only.

To the extent that outstanding options are exercised or outstanding restricted stock units vest, investors purchasing our common stock in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The above discussion and table are based on 13,068,309 shares of common stock issued and outstanding as of March 31, 2025 and exclude the following:

•

1,770,510 shares of common stock reserved for future grant or issuance under our 2021 Stock Incentive Plan and 613,022 shares of common stock reserved for future grant or issuance under our 2021 Employee Stock Purchase Plan;

•

206,405 shares of common stock issuable upon exercise or vesting of options, having a weighted average exercise price of $20.87 per share (with 189,530 of such options being exercisable, having a weighted average exercise price of $22.13 per share); and

•	1,593,926 shares of common stock issuable upon vesting of restricted stock units, having an estimated grant date fair value of $4.91 per share.

DESCRIPTION OF THE SECURITIES THAT WE ARE OFFERING

We are offering up to 3,354,947 shares of common stock at an assumed offering price of $4.10 per share, which was the closing price of our common stock on Nasdaq on May 14, 2025, for aggregate gross proceeds of $13,755,287. The following description of our shares of common stock summarizes the material terms and provisions thereof.

Common Stock

For a description of the rights associated with the common stock, see “Description of Capital Stock” in the accompanying base prospectus. Our common stock is listed on the Nasdaq Capital Market under the symbol “FTCI.” The transfer agent for the common stock is Continental Stock Transfer & Trust.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement, dated as of May 1, 2025, under which we may offer and sell shares of our common stock from time to time through Wainwright as the sales agent. Pursuant to this prospectus supplement and the accompanying base prospectus, from time to time we may offer and sell shares of our common stock having an aggregate gross sales price of up to $13,755,287.

The Sales Agreement provides that sales of our common stock, if any, under this prospectus supplement and the accompanying base prospectus may be made in sales deemed to an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act, including sales made directly on or through the Nasdaq Capital Market, the existing trading market for our common stock, or any other existing trading market in the United States for our common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the Manager as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law.

Wainwright will offer shares of our common stock at prevailing market prices subject to the terms and conditions of the Sales Agreement as agreed upon by us and Wainwright. We will designate the number of shares which we desire to sell, the time period during which sales are requested to be made, any limitation on the number of shares that may be sold in one day and any minimum price below which sales may not be made. Subject to the terms and conditions of the Sales Agreement, Wainwright will use its commercially reasonable efforts and applicable laws and regulations to sell on our behalf all of the shares requested to be sold by us. We or Wainwright may suspend the offering of the shares of common stock being made through Wainwright under the Sales Agreement at any time upon proper notice to the other party.

Settlement for sales of common stock will occur on the first trading day, or any such shorter settlement cycle as may be in effect under Exchange Act Rule 15c6-1 from time to time, following the date on which any sales are made, or on some other date that is agreed upon by us and Wainwright in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our shares of our common stock as contemplated in this prospectus supplement and the accompanying base prospectus will be settled through the facilities of the Depository Trust Company or by such other means as we and Wainwright may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Wainwright a cash commission of up to 3.0% of the gross sales price of the shares of our common stock that Wainwright sells pursuant to the Sales Agreement. Because there is no minimum offering amount required as a condition to this offering, the actual total offering amount, commissions and proceeds to us, if any, are not determinable at this time. Pursuant to the terms of the Sales Agreement, we agreed to reimburse Wainwright for the fees and costs of its legal counsel reasonably incurred in connection with entering into the transactions contemplated by the Sales Agreement in an amount not to exceed $50,000, in addition to up to a maximum of $5,000 per due diligence update session in connection with this offering for Wainwright’s counsel’s fees and any incidental expenses to be reimbursed by us, plus any incidental expense incurred by Wainwright in connection therewith. We will report at least quarterly the number of shares of our common stock sold through Wainwright under the Sales Agreement, the net proceeds to us and the compensation paid by us to Wainwright in connection with the sales of shares of our common stock.

In connection with the sales of shares of our common stock on our behalf, Wainwright will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Wainwright will be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agreement to provide indemnification and contribution to Wainwright against certain liabilities, including liabilities under the Securities Act.

The offering of our shares of our common stock pursuant to this prospectus supplement will terminate upon the earlier of the sale of all of the shares of our common stock provided for in this prospectus supplement or termination of the Sales Agreement as permitted therein.

To the extent required by Regulation M, Wainwright will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

Wainwright and certain of its affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. Wainwright and such affiliates may in the future receive customary fees and expenses for these transactions. In addition, in the ordinary course of its various business activities, Wainwright and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Wainwright or its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

This prospectus supplement and the accompanying base prospectus may be made available in electronic format on a website maintained by Wainwright, and Wainwright may distribute this prospectus supplement and the accompanying base prospectus electronically.

The foregoing does not purport to be a complete statement of the terms and conditions of the Sales Agreement. A copy of the Sales Agreement will be filed as an exhibit to our Current Report on Form 8-K, to be filed with the SEC, and such agreement shall be incorporated by reference into the registration statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” in this prospectus supplement for more information.

LEGAL MATTERS

The validity of the common stock being offered under this prospectus supplement by us will be passed upon for us by Pryor Cashman LLP of New York, New York. Ellenoff Grossman & Schole LLP, New York, New York, is counsel to H.C. Wainwright & Co., LLC in connection with this offering.

EXPERTS

The consolidated financial statements of FTC Solar Inc. (the Company) as of December 31, 2024 and 2023 and for the years then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s website at www.sec.gov.

This prospectus supplement and the accompanying base prospectus are only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omit certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement and the accompanying base prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at www.ftcsolar.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus supplement or the accompanying base prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The rules of the SEC allow us to incorporate by reference into this prospectus supplement the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. Any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 31, 2025;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed on May 1, 2025;

•	Current Reports on Form 8-K, filed on March 10, 2025, March 31, 2025 and May 1, 2025, in each case other than information furnished under Item 2.02 or 7.01 of Form 8-K;

•

The portions of the Definitive Proxy Statement on Schedule 14A, filed on April 30, 2025, that are incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

•	The description of common stock set forth in the Description of Registrant’s Securities, filed as Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus supplement. You should direct requests for those documents to FTC Solar, Inc., 9020 N Capital of Texas Hwy, Suite I-260, Austin, Texas 78759, Attention: Bill Michalek (telephone: (737) 787-7906). Exhibits to any documents incorporated by reference in this prospectus supplement will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.